Exhibit 99.1

April 26, 2013

Dear Shareholder:

iShares continually reviews its product range to ensure it meets the evolving needs of our clients. As part of our review process, we have decided to close the iShares Diversified Alternatives Trust (NYSEArca: ALT). This decision was made based on a variety of factors including:

•	Client feedback on limited application in investment portfolios

•	Lack of long-term demand for ALT

You can expect the following events to occur in connection with the liquidation and closing of ALT:

•	ALT will continue to trade and follow its current investment strategies until May 28, 2013

•	ALT will halt trading on May 29, 2013 and subsequently seek to liquidate its holdings

•	ALT expects to complete its liquidation and distribute cash to remaining shareholders on or about June 4, 2013

iShares continues to be committed to providing investors with a diverse range of efficient, transparent market exposures to help clients meet their investment objectives.

If you have any additional questions, please refer to the Form 8-K filed on April 26, 2013 (link here) or call 1-800-ishares.

Sincerely,

iShares

© 2013 BlackRock. All rights reserved. iSHARES and BLACKROCK are registered and unregistered trademarks of BlackRock. All other marks are those of their respective owners.